Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

FOCUS MEDIA NETWORK LIMITED

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value US$0.0001 per share	(1)	457(a)	5,750,000	$6.00	$34,500,000.00	0.000087	$3,001.50

Total Offering Amounts:							$34,500,000.00		3,001.50
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$3,001.50

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Offering Note(s)

(1)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the "Securities Act"), the amount registered includes Class A Ordinary Shares, par value US$0.0001 per share, that may be purchased by the underwriter pursuant to its option to purchase up to 15% additional Class A Ordinary Shares, par value US$0.0001 per share, to cover over-allotments, if any. In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional Class A Ordinary Shares, par value US$0.0001 per share, that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.